EXHIBIT 4.10

                     AMERICAN HOME MORTGAGE INVESTMENT CORP.

                             ARTICLES SUPPLEMENTARY

                     ESTABLISHING AND FIXING THE RIGHTS AND
                                 PREFERENCES OF
              9.25% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

      American Home Mortgage Investment Corp., a corporation organized and existing under the laws of the State of Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

      FIRST: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (sometimes referred to herein as the "Board") by
Article V of the charter (the "Charter") of the Corporation and Section 2-105 of the Maryland General Corporation Law (the "MGCL"), the Board of Directors of the Corporation, on April 27, 2004, November 8, 2004 and December 9, 2004, adopted resolutions authorizing the Corporation, among other things, to issue up to a stated maximum number of shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of the Corporation and appointing, pursuant to the MGCL and the powers contained in the Bylaws of the Corporation, a committee (the "Committee" or the "Preferred Stock Transaction Committee") of the Board of Directors comprised of Michael Strauss and delegating to the Committee, to the fullest extent permitted by Maryland law and the Charter and Bylaws of the Corporation, all powers of the Board of Directors with respect to classifying, authorizing, approving, ratifying and/or confirming the terms of the Preferred Stock to be issued, including, without limitation, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption, and determining the consideration per share to be received in respect of the issuance and sale of each share of Preferred Stock to be issued and sold, and the number of shares of Preferred Stock to be so classified or reclassified and issued by the Corporation, subject to the limitations set forth in the resolutions of the Board of Directors adopted on April 27, 2004, November 8, 2004 and December 9, 2004.

      SECOND: Pursuant to the authority conferred upon the Committee as aforesaid, the Committee has on December 9, 2004, adopted resolutions classifying and designating as a separate series of Preferred Stock the 9.25% Series B Cumulative Redeemable Preferred Stock, with the preferences, conversions and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and other terms and conditions of such 9.25% Series B Cumulative Redeemable Preferred Stock (within the limitations set by the Board of Directors in the resolutions adopted on April 27, 2004, November 8, 2004 and December 9, 2004 and referred to in Article FIRST of these Articles Supplementary) and establishing 3,450,000 as the number of shares initially to be so classified and designated, and authorizing the issuance of up to 3,450,000 shares of 9.25% Series B Cumulative Redeemable Preferred Stock. Capitalized terms used in these Articles Supplementary and not otherwise defined in these Articles Supplementary shall have the meanings otherwise ascribed thereto in the Charter.

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      THIRD: The separate series of Preferred Stock of the Corporation created by the resolutions duly adopted by the Board of Directors of the Corporation and by the Committee and referred to in Articles FIRST and SECOND of these Articles Supplementary shall have the designation, number of shares, preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications, terms and conditions of redemption and other terms and conditions as follows (and which, upon any restatement of the Charter, may be made a part of Article V thereof, with any necessary or appropriate changes to the numeration or lettering of the sections or subsections hereof):

      (1) Designation and Number. A series of Preferred Stock, designated the "9.25% Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock"), is hereby established. Pursuant to the Charter of the Corporation, the Series B Preferred Stock is also a separate class of Preferred Stock. The number of shares of Series B Preferred Stock initially shall be 3,450,000 (the "Series B Preferred Shares").

      (2) Rank. The Series B Preferred Stock will rank, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (a) senior to all classes or series of Common Stock (as defined in the Charter) and to all equity securities of the Corporation the terms of which provide that such equity securities shall rank junior to such Series B Preferred Stock; (b) on a parity with all equity securities issued by the Corporation (including the Corporation's 9.75% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock")) other than those referred to in clauses (a) and (c) of this Section 2 (it being the intent of the Corporation that the Series B Preferred Stock be on a parity with the Series A Preferred Stock with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, notwithstanding any provision contained in these Articles Supplementary, which, if given effect, would make the Series B Preferred Stock not in parity with the Series A Preferred Stock, and any such provision contained in these Articles Supplementary shall be of no force or effect); and
(c) junior to all equity securities issued by the Corporation the terms of which provide that such equity securities will rank senior to the Series B Preferred Stock in accordance with Section 6(d) of this Article THIRD, and to the existing and future debt of the Corporation, including, prior to conversion of such debt, any debt convertible into equity securities of the Corporation.

      (3) Dividends.

      (a) Holders of Series B Preferred Shares shall be entitled to receive, if, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 9.25% of the $25.00 liquidation preference per annum (equivalent to $2.3125 per annum per share). Such dividends shall accumulate on a daily basis computed on the basis of a 360-day year consisting of twelve 30-day months and be cumulative from the date of original issue of each Series B Preferred Share and shall be payable quarterly (such quarterly periods for purposes of payment and accrual will be the quarterly periods ending on the dates specified in this sentence and not calendar year quarters) in equal amounts in arrears on the last calendar day of each January, April, July and October, or, if not a business day, the next succeeding business day, commencing, with respect to the Series B Preferred Shares issued and outstanding on the corresponding Dividend Record Date (as defined below), on January 31, 2005 (each, a "Dividend Payment Date"). Dividends shall be payable to holders of record as they appear in the share records of the Corporation at the close of business on the applicable

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record date (each, a "Dividend Record Date"), which shall be the date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable payment date therefor. Any dividend payable on the Series B Preferred Shares for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on January 31, 2005 will be for less than a regular full dividend period). A "dividend period" shall mean the period from and excluding the date of initial issuance of any Series B Preferred Shares to and including the first Dividend Payment Date, and each subsequent period from and excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accumulated dividends are to be calculated. If any date on which distributions are to be made on the Series B Preferred Stock is not a business day, then payment of the distribution to be made on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) except that, if such business day is in the next succeeding calendar year, such payment shall be made on the immediately preceding business day, in each case with the same force and effect as if made on such date.
Notwithstanding any provision to the contrary contained herein, each outstanding share of Series B Preferred Stock shall be entitled to receive, and shall receive, a dividend with respect to any Dividend Record Date equal to the dividend paid with respect to each other share of Series B Preferred Stock which is outstanding on such date which shall be equal to the greatest dividend per share payable on any such share on such date. Accordingly, notwithstanding anything to the contrary set forth herein, each share of Series B Preferred
Stock issued and outstanding on the record date for the first dividend payment on the Series B Preferred Stock following the initial issuance of shares of Series B Preferred Stock on December 15, 2004, shall accumulate dividends from and excluding the earliest date on which any shares of the Series B Preferred Stock were issued (December 15, 2004), and shall receive the same dividend payment regardless of the date on which such share was actually issued.

      (b) No dividend on the Series B Preferred Shares shall be declared by the Board or be paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization or payment shall be restricted or prohibited by law.

      (c) Notwithstanding anything to the contrary contained herein, dividends on the Series B Preferred Shares shall accumulate whether or not restrictions exist in respect thereof, whether or not there are funds legally available for the payment thereof and whether or not such dividends are declared. Accumulated but unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be.

      (d) Except as provided in Section 3(e) below, no dividends shall be declared or paid or set apart for payment and no other distribution of cash or other property may be declared or made, directly or indirectly, on or with respect to any Common Stock or any other equity securities of the Corporation of any other class or series ranking, as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, on a parity with or junior to the Series B Preferred Shares (other than a dividend paid in Common Stock or other equity securities of the Corporation ranking junior to the Series B Preferred Stock as to

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dividends and upon voluntary or involuntary liquidation, dissolution and winding up of the Corporation) for any period, nor shall any Common Stock or any other equity securities of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such securities) by the Corporation (except by conversion into or exchange for other equity securities of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon voluntary or involuntary liquidation, dissolution and winding up of the Corporation, and except pursuant to Article V of the Charter to ensure the Corporation's continued status as a real estate investment trust (a "REIT") for federal income tax purposes or comparable Charter provisions with respect to other classes or series of the Corporation's stock under which, among other things, the Series B Preferred Stock owned in excess of the Ownership Limit or Series B Preferred Stock Ownership Limit (as defined in Section 7 of this
Article THIRD) will be transferred to a Share Trust and may be purchased by the Corporation under certain circumstances), unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series B Preferred Shares for all past dividend periods.

      (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and any other equity securities ranking as to dividends on a parity with the Series B Preferred Shares (including the Series A Preferred Stock), all dividends declared upon the Series B Preferred Shares and any other equity securities of the Corporation ranking on a parity with the Series B Preferred Shares as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be declared pro rata so that the amount of dividends declared per Series B Preferred Share and each share of such other equity securities shall in all cases bear to each other the same ratio that accumulated dividends per Series B Preferred Share and such share of other equity securities (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such other equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Series B Preferred Shares which may be in arrears.

      (f) Accumulated but unpaid dividends on the Series B Preferred Shares will not bear interest, and holders of Series B Preferred Shares shall not be entitled to any dividend in excess of full cumulative dividends as described above. Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares which remains payable.

      (g) In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the MGCL, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series B Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution.

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      (h) If, for any taxable year, the Corporation elects to designate as a
"capital gain dividend" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended), any portion (the "Capital Gains Amount") of the dividends paid or made available for the year to holders of any class or series of stock of the Corporation, the portion of the Capital Gains Amount that shall be allocable to holders of the Series B Preferred Stock shall be equal to the total Capital Gains Amount times the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the aggregate amount of dividends (as determined for federal income tax purposes) paid or made available to the holders of all classes or series of stock of the Corporation for such year.

      (4) Liquidation Preference.

      (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Shares then outstanding shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders remaining after payment or provision for payment of all debts and liabilities of the Corporation, a liquidation preference in cash of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to the date of such payment, before any distribution of assets is made to holders of Common Stock or any other equity securities of the Corporation that rank junior to the Series B Preferred Shares as to liquidation rights.

      (b) If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation are insufficient to make full payment to holders of Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of equity securities of the Corporation ranking on a parity with the Series B Preferred Shares as to liquidation rights (including the Series A Preferred Stock), then the holders of the Series B Preferred Shares and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

      (c) Written notice of any such liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series B Preferred Shares at the respective addresses of such holders as the same shall appear on the stock transfer records of the Corporation.

      (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Corporation.

      (e) The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation's property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

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      (5) Optional Redemption.

      (a) The Series B Preferred Shares are not redeemable prior to December 15, 2009. To ensure that the Corporation remains a qualified REIT for federal income tax purposes, however, the Series B Preferred Shares shall be subject to the provisions of Article V of the Charter and Section 7 of this Article THIRD pursuant to which, among other things, Series B Preferred Shares owned by a stockholder in excess of the Ownership Limit applicable with respect to the Equity Stock (as such terms are defined in Article V of the Charter) of the Corporation or the Series B Preferred Stock Ownership Limit (as defined in
Section 7 of this Article THIRD), or certain other limitations, shall automatically be transferred to a Share Trust for the benefit of a Charitable Beneficiary (as such terms are defined in Article V of the Charter) and the Corporation shall have the right to purchase such shares, as provided in Article V of the Charter. On and after December 15, 2009, the Corporation, at its option, upon giving notice as provided below, may redeem the Series B Preferred Shares, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends (except as contemplated in Section 5(d) below in respect of dividends declared as of a Dividend Record Date prior to the date of redemption and to be paid as of a Dividend Payment Date subsequent to the date of redemption) on such Series B Preferred Shares to the date fixed for redemption.

      (b) If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the shares to be redeemed shall be selected pro rata (as nearly as practicable without creating fractional shares) or by lot or by any other equitable method determined by the Corporation. If such redemption is to be by lot and, as a result of such redemption, any holder of Series B Preferred Shares would become a holder of a number of Series B Preferred Shares in excess of the Ownership Limit (or Excepted Holder Limit, as applicable) applicable with respect to the Equity Stock of the Corporation, or the Series B Preferred Stock Ownership Limit (or Series B Preferred Stock Excepted Holder Limit, as applicable) imposed by application of Section 7 of this Article THIRD and
Article V of the Charter (or other limitations set forth in Article V of the Charter) because such holder's Series B Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Charter, the Corporation will redeem the requisite number of Series B Preferred Shares of such holder such that no holder will hold in excess of such Ownership Limit or Series B Preferred Stock Ownership Limit (or such other limits, as applicable) subsequent to such redemption.

      (c) Notwithstanding anything to the contrary contained herein, unless full cumulative dividends on all Series B Preferred Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares are simultaneously redeemed; and unless full cumulative dividends on all outstanding Series B Preferred Shares have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, the Corporation shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares or any equity securities of the Corporation ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including the Series A Preferred Stock) (except by conversion into or exchange for equity securities of the Corporation ranking junior to the Series B Preferred Shares as to

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dividends and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and except pursuant to Article V of the Charter (including by application of Section 7 of this Article THIRD) or comparable Charter provisions with respect to other classes or series of the Corporation's stock); provided, however, that the foregoing shall not prevent the purchase by the Corporation of Series B Preferred Shares pursuant to Article V of the Charter (including by application of Section 7 of this Article THIRD) or otherwise in order to ensure that the Corporation remains qualified as a REIT for federal or state income tax purposes, or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

      (d) The holders of shares of Series B Preferred Stock at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the shares of Series B Preferred Stock held on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Corporation's default in the payment of the dividend due. Except as provided herein, and except to the extent the redemption price includes all accumulated and unpaid dividends, the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares to be redeemed.

      (e) The following provisions set forth the procedures for redemption:

            (i) Notice of redemption will be mailed by the Corporation, postage pre-paid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

            (ii) In addition to any information required by law or by the applicable rules of any exchange or automated quotation system upon which the Series B Preferred Shares may be listed or admitted to trading, such notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of Series B Preferred Shares to be redeemed; (D) the place or places where the certificates evidencing shares of Series B Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the Series B Preferred Shares to be redeemed will cease to accumulate on such redemption date. If fewer than all of the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares to be redeemed from such holder.

            (iii) On or after the redemption date, each holder of Series B Preferred Shares to be redeemed shall present and surrender the certificates representing such holder's Series B Preferred Shares to the Corporation at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon such redemption upon such surrender and thereupon the redemption price of such shares (including all accumulated and unpaid dividends up to the redemption date) shall be paid to or on the order of the person whose name appears on such certificate representing Series B Preferred Shares as the owner thereof and each surrendered certificate shall be canceled. If fewer than all the shares represented by any such certificate representing Series B Preferred Shares are to be redeemed, a new certificate shall be issued representing the unredeemed shares.

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            (iv) If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders thereof, then from and after the redemption date all dividends on such Series B Preferred Shares shall cease to accumulate and any such Series B Preferred Shares will no longer be deemed outstanding and all rights of the holders thereof will terminate, except the right to receive the redemption price (including all accumulated and unpaid dividends up to the redemption date) and such shares shall not thereafter be transferred (except with the consent of the Corporation) on the Corporation's stock transfer records. At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series B Preferred Shares so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series B Preferred Shares to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates representing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Any monies so deposited which remain unclaimed by the holders of the Series B Preferred Shares at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

      (f) Any Series B Preferred Shares that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without further designation as to series or class until such shares are once more designated as part of a particular series or class by the Board.

      (6) Voting Rights.

      (a) Holders of the Series B Preferred Shares will not have any voting rights, except as set forth below.

      (b) (i) Whenever dividends on any Series B Preferred Shares shall remain unpaid for six or more quarterly periods (whether or not consecutive) (a "Preferred Dividend Default"), the number of directors then constituting our Board of Directors shall be increased by two members (if not already increased by two members by reason of the election of directors by the holders of any other class or series of our stock, including the Series A Preferred Stock, upon which like voting rights have been conferred and are exercisable and with which the Series B Preferred Stock is entitled to vote as a class with respect to the election of such two directors), and the holders of such Series B Preferred Shares (voting as a single class with all other equity securities of the Corporation ranking on a parity with the Series B Preferred Shares as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation upon which like voting rights have been conferred and are exercisable, including the Series A Preferred Stock ("Parity Preferred Stock")) will be entitled to vote for the election of two additional directors of the Corporation (the "Preferred Stock Directors"), who will be elected by a plurality of the votes cast in such election for a one-year term and until their successors are duly elected and shall qualify (or until such director's right to hold such office terminates as provided herein, whichever occurs earlier, subject to such director's earlier death, disqualification, resignation or removal), at a special meeting called by or at the request of the

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holders of at least 20% of the outstanding Series B Preferred Stock or the holders of shares of any other class or series of Parity Preferred Stock with respect to which dividends are so unpaid (unless such request is received less than 120 days before the date fixed for the next annual or special meeting of stockholders) or, if the request for a special meeting is received by the Corporation less than 120 days before the date fixed for the next annual or special meeting of stockholders, at the next annual or special meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on the Series B Preferred Shares for all past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment in full.

            (ii) At any time when the voting rights described in Section 6(b)(i) above shall have vested, and in the event that a request for a special meeting shall have first been made in a manner contemplated by Section 6(b)(i) above, a proper officer of the Corporation shall thereupon and with reasonable promptness, call or cause to be called, a special meeting of the holders of Series B Preferred Stock and all the series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (collectively, the "Parity Securities") by mailing or causing to be mailed to such holders a notice of such special meeting to be held not more than 90 days after delivery of such request. The record date for determining holders of the Parity Securities entitled to notice of and to vote at such special meeting will be the close of business on the third business day preceding the day on which such notice is mailed. At any such special meeting, all of the holders of the Parity Securities, by plurality vote, voting together as a single class without regard to series, will be entitled to elect two directors on the basis of one vote per $25.00 of liquidation preference to which such Parity Securities are entitled by their terms (excluding amounts in respect of accumulated and unpaid dividends) and not cumulatively. Notice of all meetings at which holders of the Series B Preferred Stock shall be entitled to vote will be given to such holders at their addresses as they appear in the transfer records. If a Preferred Dividend Default shall terminate after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such termination, mail or cause to be mailed notice of such termination to holders of the Series B Preferred Stock that would have been entitled to vote at such special meeting. So long as otherwise relatively timely, any such special meeting may be combined and held contemporaneously with the next special or annual meeting of the stockholders of the Corporation.

      (c) If and when all dividends accumulated on the Series B Preferred Shares in respect of all past dividend periods shall have been paid in full or declared by the Corporation and set aside for payment in full, the holders of Series B Preferred Shares shall be divested of the voting rights set forth in Section 6(b) above (subject to revesting in the event of each and every Preferred Dividend Default) and, if all dividends accumulated in respect of all past dividend periods have been paid in full or declared by the Corporation and set aside for payment in full on all other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Stock Director so elected shall forthwith terminate and the number of directors constituting our Board of Directors will be reduced accordingly. Any Preferred Stock Director elected by the holders of Series B Preferred Shares and any other such Parity Preferred Stock may be removed at any time with or without cause by the vote of, and shall not be removed otherwise than by the vote of, the holders of a majority of the outstanding Series B Preferred Shares when they only have the voting rights set forth, or like those set forth, in Section 6(b) above and by the majority vote of the outstanding

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Series B Preferred Shares and all other classes or series of Parity Preferred
Stock upon which like voting rights have been conferred and are exercisable (voting as a single class) when the Series B Preferred Shares and such Parity Preferred Stock is entitled to vote thereon. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Stock Director so elected may be filled by written consent of the Preferred Stock Director so elected remaining in office, or if none remains in office, by a vote of the holders of a majority of the outstanding Series B Preferred Shares when they only have the voting rights set forth, or like those set forth, in Section 6(b) and by the majority vote of the outstanding Series B Preferred Shares and other classes or series of Parity Preferred Stock upon which like voting rights have been conferred and are exercisable (voting as a single class) when the Series B Preferred Shares and such Parity Preferred Stock is entitled to vote thereon.

      (d) So long as any Series B Preferred Stock remains outstanding, the Corporation shall not, without the affirmative vote or consent of the holders of at least two-thirds of the Series B Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series B Preferred Stock voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares ranking senior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation or reclassify any authorized shares of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger or consolidation or otherwise (each, an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any of the Events set forth in (ii) above, so long as shares of Series B Preferred Stock (or shares issued by a surviving entity in substitution for the Series B Preferred Stock) remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of such an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series B Preferred Stock; and provided further that (x) any increase in the amount of the authorized Preferred Stock or Series B Preferred Stock or any issuance of Series B Preferred Stock or (y) the creation or issuance of any other class or series of Preferred Stock or any increase in the amount of authorized shares of any other class or series of Preferred Stock in each case ranking on a parity with or junior to the Series B Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

      (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

      (7) Restrictions on Ownership and Transfer to Preserve Tax Benefit.

      (a) The Series B Preferred Stock constitutes a class of Preferred Stock, and shares of Preferred Stock constitute Equity Stock of the Corporation. Therefore, the Series B Preferred

Stock, being Equity Stock, shall be subject to the Ownership Limit applicable with respect to Equity Stock generally and all other restrictions and limitations on the ownership and Transfer of Equity Stock set forth in the Charter and applicable to Equity Stock, including without limitation Section 2 and Section 4 of Article V (or any successor provision of similar import) of the Articles of Amendment and Restatement filed with the Department on December 3, 2003 (the "Articles of Amendment and Restatement") and comprising a portion of the Charter. Capitalized terms used in this Section 7 and not otherwise defined in these Articles Supplementary shall have the meanings otherwise ascribed thereto in the Charter.

      (b) In addition to the application of the Ownership Limit and all other restrictions and limitations on Transfer otherwise imposed by or provided for under the Charter in respect of the Series B Preferred Stock as Preferred Stock and, therefore, Equity Stock, there shall be, and there hereby is, imposed on the Series B Preferred Stock a separate and additional Series B Preferred Stock Ownership Limit as hereinbelow provided, where "Series B Preferred Stock Ownership Limit" shall initially mean, with respect to the Series B Preferred Stock, as a separate class, 9.8% of the more restrictive of (i) the total number of and (ii) value of the total number of, outstanding shares of Series B Preferred Stock. The Series B Preferred Stock Ownership Limit is hereby imposed upon the Series B Preferred Stock and shall be applied separately to the Series B Preferred Stock (and without regard to any other class or series of Preferred Stock or other Equity Stock of the Corporation) in the same manner as the Ownership Limit is applied separately to the Common Stock pursuant to or by application of Section 2 and Section 4 of Article V (or any successor provisions of the Charter of similar import) of the Articles of Amendment and Restatement. Accordingly, the Series B Preferred Stock is subject to two (2) ownership limits: one, the Ownership Limit as defined in and otherwise imposed pursuant to the Charter and applicable to the Series B Preferred Stock as Preferred Stock (and, therefore, Equity Stock), which generally has the effect of, among other things, initially limiting Beneficial Ownership of Equity Stock to 6.5%; and, two, the Series B Preferred Stock Ownership Limit hereinabove imposed separately on the Series B Preferred Stock, which generally has the effect of, among other things, initially limiting Beneficial Ownership of the Series B Preferred Stock to 9.8%.

      (c) The application of the Series B Preferred Stock Ownership Limit to the Series B Preferred Stock as hereinabove provided shall be subject to all of the terms and provisions of Section 2 and Section 4 of Article V (or any successor provision of the Charter of similar import) of the Articles of Amendment and Restatement, including but not limited to the provisions thereof allowing the Board of Directors (or as provided below in respect of the Series B Preferred Stock Ownership Limit, the Preferred Stock Transaction Committee) of the Corporation to waive in whole or in part application of the Ownership Limit (and accordingly the Series B Preferred Stock Ownership Limit) or establish and/or waive any Excepted Holder Limit (which as applied to the Series B Preferred Stock Ownership Limit may be referred to as a "Series B Preferred Stock Excepted Holder Limit") to any Person; provided, however, that any waiver of the Series B Preferred Stock Ownership Limit and /or the establishment of a Series B Preferred Stock Excepted Holder Limit may be granted or established, and all determinations with respect thereto may be made, by the Preferred Stock Transaction Committee and need not be granted, established or made by the Board of Directors acting as a whole.

      (d) Each certificate for shares of Series B Preferred Stock shall bear substantially the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO SIGNIFICANT RESTRICTIONS ON OWNERSHIP AND TRANSFER. EXCEPT AS OTHERWISE PROVIDED PURSUANT TO THE CHARTER OF THE CORPORATION, NO PERSON MAY BENEFICIALLY OWN
      (I) SHARES OF SERIES B PREFERRED STOCK OF THE CORPORATION IN EXCESS OF 9.8% OF THE MORE RESTRICTIVE OF THE TOTAL NUMBER OF AND VALUE OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF SERIES B PREFERRED STOCK OF THE CORPORATION, (II) SHARES OF COMMON STOCK OF THE CORPORATION IN EXCESS OF 6.5% OF THE MORE RESTRICTIVE OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE CORPORATION, (III) SHARES OF EQUITY STOCK OF THE CORPORATION IN EXCESS OF 6.5% OF THE MORE RESTRICTIVE OF THE TOTAL NUMBER OR VALUE OF THE OUTSTANDING SHARES OF EQUITY STOCK OF THE CORPORATION, (IV) SHARES OF THE CORPORATION'S EQUITY STOCK IF SUCH ACQUISITION WOULD RESULT IN THE TRUST BEING "CLOSELY HELD" UNDER SECTION 856(h) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), (V) SHARES OF THE CORPORATION'S EQUITY STOCK IF SUCH ACQUISITION WOULD RESULT IN THE EQUITY STOCK BEING BENEFICIALLY OWNED BY FEWER THAN 100 PERSONS (DETERMINED WITHOUT REFERENCE TO ANY RULES OF ATTRIBUTION UNDER THE CODE),
      (VI) SHARES OF THE CORPORATION'S EQUITY STOCK IF SUCH ACQUISITION WOULD CAUSE THE CORPORATION TO FAIL TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST UNDER THE CODE, OR (VII) SHARES OF THE CORPORATION'S COMMON STOCK OR EQUITY STOCK (INCLUDING, WITHOUT LIMITATION, SERIES B PREFERRED STOCK) IN VIOLATION OF ANY OF THE FURTHER RESTRICTIONS SET FORTH IN THE CORPORATION'S CHARTER. ANY PERSON WHO ATTEMPTS OR PROPOSES TO BENEFICIALLY OWN SHARES OF THE CORPORATION'S COMMON STOCK, SERIES B PREFERRED STOCK OR EQUITY STOCK IN EXCESS OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION IN WRITING. IF AN ATTEMPT IS MADE TO VIOLATE OR THERE IS A VIOLATION OF THESE RESTRICTIONS, (A) ANY PURPORTED TRANSFER WILL BE VOID AB INITIO AND WILL NOT BE RECOGNIZED BY THE CORPORATION AND (B) THE SHARES OF THE CORPORATION'S COMMON STOCK, SERIES B PREFERRED STOCK OR EQUITY STOCK IN VIOLATION OF THESE RESTRICTIONS, WHETHER AS A RESULT OF A TRANSFER OR NON-TRANSFER EVENT, WILL BE TRANSFERRED AUTOMATICALLY AND BY OPERATION OF LAW TO A SHARE TRUST AND SHALL BE DESIGNATED SHARES-IN-TRUST. ALL TERMS USED IN THIS LEGEND AND DEFINED IN THE CORPORATION'S CHARTER HAVE THE MEANINGS PROVIDED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON OWNERSHIP AND TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS."

      (e) In the case of an ambiguity in the application of any of the provisions of this Section 7 (or the corresponding provisions of the Charter), the Board of Directors shall have the power to determine the application of the provisions of this Section 7 and those other corresponding provisions of the Charter referred to herein or applicable hereto, in each case with respect to any situation based on the facts known to it.

      (8) Settlement of New York Stock Exchange Transactions. Nothing in Section 7 above precludes the settlement of transactions entered into through the facilities of the New York Stock Exchange. Notwithstanding the fact that such settlement occurs, certain transactions may be subject to the provisions requiring the Series B Preferred Stock to be held in a Share Trust as set forth in Section 2(c) of Article V (or any successor provision of the Charter of similar import) of the Articles of Amendment and Restatement.

      (9) Conversion. The Series B Preferred Shares are not convertible into or exchangeable for any other property or securities of the Corporation.

      (10) No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series B Preferred Stock.

      (11) No Preemptive Rights. No holder of the Series B Preferred Stock of the Corporation shall, as such holder, have any preemptive rights to purchase or subscribe for additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

      FOURTH: The Series B Preferred Shares have been classified and designated by the Board under the authority contained in the Charter.

      FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

      SIXTH: These Articles Supplementary shall be effective at the time the Department accepts these Articles Supplementary for record.

      SEVENTH: The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Corporate Secretary on this 14th day of December, 2004.

                                American Home Mortgage Investment Corp.

                                By:   /s/ Michael Strauss
                                   --------------------------------------
                                   Name:  Michael Strauss
                                   Title: Chief Executive Officer and President

[SEAL]

ATTEST:

   /s/ Alan B. Horn
------------------------------------
Name:  Alan B. Horn
Title: Corporate Secretary

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